EXHIBIT 99.1

Clearfield Reports Record Fiscal First Quarter 2022 Results

  Revenue For First Fiscal Quarter Grew 89% to Record $51 Million, Driven by 81% Growth in Community Broadband Revenue Compared to the Same Year-Ago Quarter

  Quarter-End Backlog Increased 53% Sequentially to Record $101 Million at End of First Fiscal Quarter 2022 Compared to $66 Million at End of Fiscal 2021

  44.9% Gross Profit Margin and Record Gross Profit Dollars Driven by Continued Execution on Operational Effectiveness Initiatives and Favorable Product Mix

  Net Income For First Fiscal Quarter 2022 Totaled a Record $10.4 Million, or $0.75 per diluted share, an Increase of 228% from $3.2 Million, or $0.23 per diluted share, in First Fiscal Quarter 2021

  Company Increases Fiscal 2022 Net Sales Guidance to Range of $176 Million to $183 Million, Representing Year-over-Year Growth of 25% to 30%

  Company Reinstates Share Repurchase Program, Increasing Authorized Amount.

MINNEAPOLIS, Jan. 27, 2022 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal first quarter ended December 31, 2021.

Fiscal Q1 2022 Financial Summary
(in millions except per share data and percentages)	Q1 2022	vs. Q1 2021	Change	Change (%)
Net Sales	$51.1	$27.1	$24.0	89%

Gross Profit ($)	$23.0	$11.4	$11.6	102%
Gross Profit (%)	44.9%	42.0%	3.0%	7%

Income from Operations	$13.0	$3.7	$9.3	251%
Income Tax Expense	$2.8	$0.7	$2.1	306%

Net Income	$10.4	$3.2	$7.2	228%
Net Income per Diluted Share	$0.75	$0.23	$0.52	226%

Management Commentary
“Clearfield delivered another record-setting financial performance in the fiscal first quarter of 2022, in a market that continues to evolve and grow with each passing quarter.“ said Company President and CEO Cheri Beranek.   “We are well-positioned to continue benefitting from the growing demand for fiber to the home and fiber to the business due to our steadfast commitment to best-in-class customer service, high-quality products, and our ability to swiftly adapt to the needs of our customers. Our product offerings, which are designed to reduce the time and skill required for the delivery of optical cable, are now being recognized by a growing group of customers, as a means by which to accelerate moving existing subscribers off copper and adding subscribers due to the bandwidth and low latency that fiber-fed broadband enables.”

“The demand for our craft-friendly products remains high. Our order backlog (defined as purchase orders received but not yet fulfilled) as of December 31, 2021, was $101 million, a 53% sequential increase from $66 million as of September 30, 2021. This backlog is composed of a broad set of over 200 customers, including to several distributors which represent additional customers to whom our products are sold. A large component of our backlog is regional broadband service providers within the Community Broadband market. While the traditional broadband provider focuses mainly on a single-state area, these regional broadband service providers address a multi-state market. Because these companies have not deployed fiber at this scope in the past, we believe this represents a significant growth opportunity for Clearfield.”

“In order to meet the significant demand for our products, Clearfield is opening a new distribution center in Minnesota in our fiscal Q2, which would effectively double the Company’s U.S. footprint. Furthermore, as we have previously announced, our new manufacturing center in Mexico will also come online in our Q2, providing 300,000 square feet of capacity, effectively tripling our footprint in Mexico from 100,000 square feet. We are investing in our capacity, including investing in developing and outfitting these new facilities as well as other supply chain enhancements.”

“Supply constraints remain challenging. To address, we have substantially increased our inventory, to be better able to effectively meet our customers’ current and future needs. We have made significant investments in supply chain initiatives to ensure that we can deliver our product on time to our promised ship dates. Our ability to deliver our products on time to our customers is crucial so that their deployment schedules are maintained and their time to revenue can accelerate.”

“We believe the elevated demand in this market is not a short-term event, and that we are in the middle of a remarkable investment cycle for broadband deployment that will change the way people communicate in the future. Clearfield’s founding vision was to provide the necessary products to build a better broadband network. This vision is who we are as an organization. We have been positioned to provide the products for broadband to underserved communities since the day we started.”

“We remain very optimistic about Clearfield’s growth potential as the demand for high-speed broadband, especially fiber-led broadband, continues to be very robust, and we continue to make meaningful progress on our ‘Now of Age’ plan objectives. With the current visibility we have into our substantial order backlog as well as the pipeline behind it, we expect to deliver projected annual net sales of $176 million to $183 million in fiscal year 2022, representing growth of 25% to 30% over fiscal year 2021 revenues.” Lastly, the Company is reinstating its stock repurchase program that had been suspended due to Covid uncertainty in April 2020. In addition, the Company’s board of directors increased the share repurchase program by an additional $10 million to $22 million, from the previous $12 million. The Company has approximately $15 million remaining authorized in the program as of January 27, 2022.

Fiscal First Quarter 2022 Financial Results
Net sales for the first quarter of fiscal 2022 increased 89% to $51.1 million from $27.1 million in the same year-ago quarter. The increase in net sales was due to higher sales across our core end markets, most notably our Community Broadband and MSO markets.

As of December 31, 2021, order backlog (defined as purchase orders received but not yet fulfilled) was $101 million, an increase of 53% compared to $66 million as of September 30, 2021 and an increase of 1,036% from $8.9 million as of December 31, 2020.

Gross profit for the fiscal first quarter of 2022 increased 102% to $23.0 million (or 44.9% of net sales) from $11.4 million (or 42.0% of net sales) in the fiscal first quarter of 2021. The increase in gross profit margin was due to a favorable product mix associated with higher net sales in the Company’s Community Broadband market, as well as improved manufacturing efficiencies realized with higher sales volumes, offset by higher freight and transportation costs.

Operating expenses for the fiscal first quarter of 2022 totaled $9.9 million, compared to $7.7 million in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation as well as increased travel expenses.

Income from operations for the first quarter of fiscal 2022 increased 251% to $13.0 million from $3.7 million in the same year-ago quarter.

Income tax expense for the first quarter of fiscal 2022 increased 306% to $2.8 million from $684,000 in the same year-ago quarter due to higher taxable income.

Net income for the first quarter of fiscal 2022 totaled $10.4 million, or $0.75 per diluted share, compared to $3.2 million, or $0.23 per diluted share, in the same year-ago quarter.

Conference Call
Clearfield management will hold a conference call today, January 27, 2022 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13726051

The conference call will be webcast live and available for replay here: https://viavid.webcasts.com/starthere.jsp?ei=1522366&tp_key=bbaeda6b73.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through February 10, 2022.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13726051

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to add capacity to meet expected future demand, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; we rely on single-source suppliers, which could cause delays, increase costs or prevent us from completing customer orders; fluctuations in product and labor costs which may not be able to be passed on to customers that could decrease margins; we depend on the availability of sufficient supply of certain materials, such as fiber optic cable and resins for plastics, and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; we rely on our manufacturing operations to produce product to ship to customers and manufacturing constraints and disruptions could result in decreased future revenue; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; cyber-security incidents on our information technology systems, including ransomware, data breaches or computer viruses, could disrupt our business operations, damage our reputation, and potentially lead to litigation; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; changes in government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; if the telecommunications market does not expand as we expect, our business may not grow as fast as we expect; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2021 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Sophie Pearson
Gateway Group, Inc.
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
STATEMENTS OF EARNINGS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended
	December 31,
	2021	2020

Net sales	$51,109	$27,092

Cost of sales	28,137	15,723

Gross profit	22,971	11,369

Operating expenses
Selling, general and
administrative	9,922	7,656
Income from operations	13,050	3,714

Interest income	120	134
Income before income taxes	13,169	3,847

Income tax expense	2,780	684

Net income	$10,389	$3,163

Net income per share:
Basic	$0.76	$0.23
Diluted	$0.75	$0.23

Weighted average shares outstanding:
Basic	13,743,503	13,692,533
Diluted	13,897,787	13,696,815

CLEARFIELD, INC.
BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	December 31,	September 30,
	2021	2021
Assets
Current Assets
Cash and cash equivalents	$12,682	$13,216
Short-term investments	10,373	10,374
Accounts receivable, net	16,330	19,438
Inventories, net	43,574	27,524
Other current assets	1,085	954
Total current assets	84,044	71,506

Property, plant and equipment, net	6,574	4,998

Other Assets
Long-term investments	35,192	36,913
Goodwill	4,709	4,709
Intangible assets, net	4,547	4,696
Right of use lease assets	1,761	2,305
Deferred tax asset	365	365
Other	573	419
Total other assets	47,147	49,407
Total Assets	$137,765	$125,911

Liabilities and Shareholders' Equity
Current Liabilities
Current portion of lease liability	$702	$915
Accounts payable	12,367	9,215
Accrued compensation	4,137	8,729
Accrued expenses	4,872	1,613
Total current liabilities	22,078	20,471

Other Liabilities
Long-term portion of lease liability	1,214	1,615
Total Liabilities	23,292	22,087

Shareholders' Equity
Common stock	138	137
Additional paid-in capital	58,505	58,246
Retained earnings	55,831	45,441
Total Shareholders' Equity	114,473	103,824
Total Liabilities and Shareholders' Equity	$137,765	$125,911

CLEARFIELD, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2021	2020
Cash flows from operating activities
Net income	$10,389	$3,163
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Depreciation and amortization	639	568
Amortization of discount on investments	(11)	-
Stock-based compensation expense	440	289
Changes in operating assets and liabilities
Accounts receivable	3,108	699
Inventories, net	(16,049)	721
Other assets	(300)	136
Accounts payable and accrued expenses	1,750	(2,860)
Net cash (used in) provided by operating activities	(34)	2,717

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(2,051)	(379)
Purchase of investments	(248)	(3,968)
Proceeds from maturities of investments	1,980	4,426
Net cash (used in) provided by investing activities	(319)	79

Cash flows from financing activities
Proceeds from issuance of common stock under	249	179
employee stock purchase plan
Tax withholding related to vesting of restricted stock grants	(274)	(11)
Withholding related to exercise of stock options	(156)	(262)
Net cash (used in) financing activities	(181)	168
(Decrease) Increase in cash and cash equivalents	(534)	2,701
Cash and cash equivalents, beginning of period	13,216	16,450
Cash and cash equivalents, end of period	$12,682	$19,151

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$-	$17

Non-cash financing activities
Cashless exercise of stock options	$93	$996